UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 3, 2019
Date of Report (date of earliest event reported)
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WORKIVA INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-36773 (Commission File Number)	47-2509828 (I.R.S. Employer Identification Number)
2900 University Blvd Ames, IA 50010 (888) 275-3125
(Address of principal executive offices and zip code)
(888) 275-3125
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.001	WK	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 3, 2019, Julie Iskow was appointed to the position of Executive Vice President and Chief Operating Officer of Workiva Inc. (the “Company”, “we” or “us”), effective October 1, 2019. On September 6, 2019, we entered into an executive employment agreement with Ms. Iskow, providing for at-will employment and including a signing bonus of $300,000, an initial annual base salary of $575,000, an initial grant of restricted stock units with a grant date value of $6,000,000 pursuant to the Workiva Inc. Equity Compensation Plan (the “Plan”), vesting in three equal annual installments commencing on the first anniversary of the grant date (with future awards under the Plan at the discretion of our board of directors), and an indication of eligibility for an annual cash incentive award opportunity and equity awards at the discretion of our board of directors, including a 2019 cash incentive award of $575,000 if Ms. Iskow’s start date is on or before October 1, 2019. The agreement also contains restrictions on non-competition and non-solicitation for the six-month period following termination. In addition, Ms. Iskow has executed our standard confidential information and invention assignment agreement and our standard indemnification agreement for directors and executive officers.
The employment agreement with Ms. Iskow provides that certain payments and benefits would be due upon a termination of employment, including accrued but unpaid salary and benefits and any earned but unpaid bonus from the prior year. In addition, if the employment of Ms. Iskow is terminated due to her death or disability, we will pay to her a pro-rated bonus for the current year and a lump-sum payment equal to her annual base salary plus her target bonus for the current year, and the vesting of Ms. Iskow’s outstanding equity awards will be accelerated. If the employment of Ms. Iskow is terminated by us without cause or by her for good reason, we will pay to her a pro-rated bonus for the current year and a severance payment equal to two times her annual base salary plus her target bonus for the current year. If the employment of Ms. Iskow is terminated by us without cause or by her for good reason in the three months prior to or twelve months following a change in control, we will pay to her a target bonus for the year in which the termination occurs (or if greater, the year in which the change in control occurs) and a severance payment equal to three times her annual base salary plus her target bonus for the current year. In addition, in the event of a change in control or a termination without cause or for good reason, the vesting of her outstanding equity awards will be accelerated, and she will be released from her non-competition and non-solicitation restrictions.
Ms. Iskow does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Ms. Iskow, 58, has been chief technology officer of Medidata Solutions, Inc. (NASDAQ: MDSO) since April 2015 and has also been its executive vice president of product development since July 2016. Ms. Iskow served as senior vice president of global product development at Medidata from April 2015 to July 2016. From December 2013 to March 2015, Ms. Iskow served as chief information officer and senior vice president at WageWorks, Inc. (NYSE: WAGE), and prior to that as its senior vice president of product development and vice president of product development. Ms. Iskow has also served as vice president of engineering at Asyst Technologies and GW Associates, Inc. Prior to joining GW Associates, she was a member of the faculty of the University of Vermont. Ms. Iskow earned a B.S. degree from U.C. Berkeley and an M.S. degree from U.C. Davis. Since May of 2019, Ms. Iskow has been an independent director of Vocera Communications, Inc. (NYSE: VCRA) and is a member of its Governance and Nominating Committee.

Item 9.01 - Financial Statements and Exhibits
(d): The following exhibits are being filed herewith:

Exhibit Number	Description

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 9th day of September, 2019.

WORKIVA INC.

By:	/s/ J. Stuart Miller
Name:	J. Stuart Miller
Title:	Executive Vice President and Chief Financial Officer